Anaptys Expands Immune Cell Modulator Pipeline with Exclusive License to
BDCA2 Modulator Antibody Portfolio from Centessa Pharmaceuticals
•Anaptys licenses exclusive global development and commercialization rights to a potential best-in-class BDCA2 modulator portfolio
•IND filing to support clinical development of ANB101 in autoimmune and inflammatory diseases expected in H2 2024
•Reiterating year-end 2023 cash and investments of $400 to $410 million and cash runway through year-end 2026
SAN DIEGO, Nov. 27, 2023 — AnaptysBio, Inc. (Nasdaq: ANAB), a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics, today announced an exclusive license agreement for Centessa Pharmaceuticals’ (NASDAQ: CNTA) blood dendritic cell antigen 2 (BDCA2) modulator antibody portfolio, including lead asset CBS004 and related family of backup antibodies, for the treatment of autoimmune and inflammatory diseases. Anaptys anticipates filing an IND application for CBS004, which will be renamed ANB101, in H2 2024.
“Acquiring the rights to this BDCA2 modulator portfolio, which specifically targets plasmacytoid dendritic cells, known to be key drivers of interferon secretion and antigen presentation, complements our portfolio of best-in-class immune cell modulators to drive differentiated clinical outcomes in systemic, heterogeneous autoimmune and inflammatory diseases,” said Daniel Faga, president and chief executive officer of Anaptys. “We now plan to file two INDs in 2024: ANB101 in H2 2024 and ANB033, our CD122 antagonist, in H1 2024.”
“We are pleased to enter into this agreement with Anaptys, which enables the continued advancement of Centessa’s BDCA2 modulators,” said Saurabh Saha, M.D., Ph.D., chief executive officer of Centessa. “With their focus on developing immune cell modulators, Anaptys is well positioned to further the research and development of this program in autoimmune and inflammatory diseases.”
Plasmacytoid dendritic cells (pDCs) are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology.
BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy patients, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus (SLE), where there exists mechanistic clinical proof of concept for pDC modulation. ANB101 is a potentially best-in-class BDCA2 modulator antibody that targets pDCs and potently inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases.
Under the terms of the agreement, Anaptys will receive from Centessa Pharmaceuticals an exclusive, global license for ANB101. Anaptys will also receive the same rights to ANB102, an extended half-life BDCA2 modulator with the potential to enable quarterly or less frequent dosing. ANB101 has successfully completed IND-enabling studies and manufacturing scale-up. Anaptys will assume responsibility for all future clinical development.
In exchange, Anaptys will pay Centessa a one-time upfront cash payment of $7 million, inclusive of a one-time cash payment of $3 million for manufactured and released GMP supply of ANB101. Centessa is eligible to receive an additional development milestone payment and low single-digit royalties on global net sales.
About Anaptys
Anaptys is a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics. It is developing immune cell modulators, including two checkpoint agonists for autoimmune and inflammatory disease: rosnilimab, its PD-1 agonist, in a Phase 2b trial for the treatment of rheumatoid arthritis and in a Phase 2 trial for the treatment of ulcerative colitis; and ANB032, its BTLA agonist, in a Phase 2b trial for the treatment of atopic dermatitis. Its preclinical immune cell modulator portfolio includes ANB033, an anti-CD122 antagonist antibody, and ANB101, a BDCA2 modulator antibody, for the treatment of autoimmune and inflammatory diseases. In addition, Anaptys has developed two cytokine antagonists available for out-licensing: imsidolimab, an anti-IL-36R antagonist, in Phase 3 for the treatment of generalized pustular psoriasis, or GPP, and etokimab, an anti-IL-33 antagonist for the treatment of respiratory disorders that is Phase 2/3 ready. Anaptys has also discovered multiple therapeutic antibodies licensed to GSK in a financial collaboration for immuno-oncology, including an anti-PD-1 antagonist antibody (Jemperli (dostarlimab-gxly)) and an anti-TIM-3 antagonist antibody (cobolimab, GSK4069889). To learn more, visit www.AnaptysBio.com or follow us on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the timing of IND filings for ANB033 and ANB101; whether any of the Company’s product candidates will be best in class; the potential to receive any additional royalties from the GSK collaboration; the Company’s ability to find a licensing partner for imsidolimab or etokimab and the timing of any such transaction; and the Company’s projected cash runway and estimated year-end cash balance. Statements including words such as “plan,” “intend,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Nick Montemarano
Senior Director, Investor Relations and Strategic Communications
858.732.0178
investors@anaptysbio.com